Filed Pursuant to Rule 424(b)(2)
Registration No. 333-213383-06

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 7, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 30, 2016)

$

Exelon Generation Company, LLC

$            2.950% Senior Notes due 2020

$                     % Senior Notes due 2022

The $         2.950% Senior Notes due 2020 (the 2020 Senior Notes) will be part of our 2.950% Senior Notes due 2020, of which we issued $750,000,000 in aggregate principal amount on January 8, 2015. Accordingly, the 2020 Senior Notes offered hereby will:

•	be identical to the terms of the previously issued 2.950% Senior Notes due 2020 (other than the initial offering price); and

•	have the same CUSIP number and will be fungible with the previously issued 2.950% Senior Notes due 2020.

Interest on the 2020 Senior Notes is payable on January 15 and July 15 of each year, beginning on July 15, 2017. The 2020 Senior Notes will mature on January 15, 2020. Upon the issuance of the 2.950% Senior Notes due 2020 offered hereby, the outstanding aggregate principal amount of our 2.950% Senior Notes due 2020 will be $                                    .

The $                 % Senior Notes due 2022 (the 2022 Senior Notes and, collectively with the 2020 Senior Notes, the Senior Notes) will bear interest at the rate of         % per year. Interest on the 2022 Senior Notes is payable on March 15 and September 15 of each year, beginning on September 15, 2017. The 2022 Senior Notes will mature on March 15, 2022.

We may redeem some or all of the Senior Notes at any time at the redemption prices described under the caption “Description of Senior Notes—Redemption at Our Option.”

The Senior Notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Senior Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Senior Notes involves risks. See “Risk Factors” beginning on page S-6.

	Per 2020 Senior Note		Per 2022 Senior Note		Total
Public Offering Price (1)(2)		%		%	$
Underwriting Discount		%		%	$
Proceeds, before expenses, to us		%		%	$

(1)

Without giving effect to accrued interest that must be paid by the purchasers of the 2020 Senior Notes from January 15, 2017 to, but excluding, the issuance date. The total amount of accrued interest on March     , 2017 will be $         per $1,000 principal amount of the 2020 Senior Notes.

(2)	Plus accrued interest on the 2022 Notes from March , 2017, if settlement occurs after that date.

The underwriters expect to deliver the Senior Notes in book-entry form only through the facilities of The Depository Trust Company, including Clearstream Banking, socíeté anonyme and/or Eurostream Bank S.A./N.V., against payment in New York, New York on or about March     , 2017.

Joint Book-Running Managers

Barclays	J.P. Morgan

Morgan Stanley

Senior Co-Manager

KeyBanc Capital Markets

The date of this prospectus supplement is March     , 2017

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not, and the underwriters are not making an offer of these securities in any jurisdiction where the offer is prohibited. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about our company and about the Senior Notes. They also refer to information contained in other documents that we file with the Securities and Exchange Commission (SEC). To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement.

Exelon Generation Company, LLC is a subsidiary of Exelon Corporation, or Exelon. The accompanying prospectus also includes information about Exelon and its other affiliates, Commonwealth Edison Company, PECO Energy Company, Baltimore Gas and Electric Company, Delmarva Power & Light Company and Potomac Electric Power Company and their securities, which does not apply to us or the Senior Notes. The Senior Notes are solely our obligations and not obligations of Exelon or any of its other affiliates.

Except as otherwise provided herein, when we refer to “Generation,” “the Company,” “we,” “our” or “us” in this prospectus supplement, we mean Exelon Generation Company, LLC together with our subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

The factors that could cause actual results to differ materially from the forward-looking statements include: (a) any risk factors discussed in this prospectus supplement and the accompanying prospectus; (b) those factors discussed in the following sections of Generation’s 2016 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 24; and (c) other factors discussed herein and in other filings with the SEC by Generation, as applicable.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

EXELON GENERATION COMPANY, LLC

Generation, one of the largest competitive electric generation companies in the United States as measured by owned and contracted MW, physically delivers and markets power across multiple geographic regions through its customer-facing business, Constellation. Constellation sells electricity and natural gas, including renewable energy, in competitive markets to both wholesale and retail customers. The retail sales include commercial, industrial and residential customers. Generation leverages its energy generation portfolio to ensure delivery of energy to both wholesale and retail customers under long-term and short-term contracts, and in wholesale power markets. Generation operates in well-developed energy markets and employs an integrated hedging strategy to manage commodity price volatility. Generation’s fleet provides geographic and supply source diversity. These factors help Generation mitigate the challenging conditions emanating from competitive energy markets. Generation’s customer facing activities foster development and delivery of other innovative energy-related products and services for its customers. Generation’s customers include distribution utilities, municipalities, cooperatives, financial institutions, and commercial, industrial, governmental, and residential customers in competitive markets. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Power Regions not considered individually significant.

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon Corporation (Exelon) separated its generation and other competitive businesses from its regulated energy delivery businesses at Commonwealth Edison Company (ComEd) and PECO Energy Company (PECO). Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

SUMMARY FINANCIAL INFORMATION

We have provided the following summary financial information for your reference. We have derived the summary information presented here from the financial statements we have incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read it together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,
	2016	2015	2014
	($ in millions)
Income Statement Data
Total operating revenues	$17,751	$19,135	$17,393
Operating income	836	2,275	1,176
Net income	558	1,340	1,019

Cash Flow Data
Cash interest paid, net of amount capitalized .	$(339)	$(348)	$(322)
Capital expenditures	(3,078)	(3,841)	(3,012)
Net cash flows provided by operating activities	4,444	4,199	1,826
Net cash flows used in investing activities	(3,851)	(4,069)	(1,767)
Net cash flows used in financing activities	(734)	(479)	(537)

	As of December 31,
	2016	2015	2014
	($ in millions)
Balance Sheet Data
Property, plant and equipment, net	$25,585	$25,843	$23,082
Deferred debits and other assets	14,861	14,344	14,612
Total assets (a)	46,974	46,529	44,951
Long-term debt, including current maturities (b)	8,319	8,026	6,697
Long-term debt to affiliate	922	933	1,499
Total liabilities (a)	33,718	33,559	30,900
Total member’s equity	11,482	11,635	12,718

(a)

Generation’s consolidated assets include $8,817 million, $8,235 million and $8,118 million at December 31, 2016, December 31, 2015 and December 31, 2014, respectively, of certain variable interest entities (VIEs) that can only be used to settle the liabilities of the VIE. Generation’s consolidated liabilities include $3,170 million, $3,135 million and $2,512 million at December 31, 2016, December 31, 2015 and December 31, 2014, respectively, of certain VIEs for which the VIE creditors do not have recourse to Generation.

(b)	Includes long-term debt of variable interest entities.

THE OFFERING

For a more complete description of the terms of the Senior Notes, see “Description of Senior Notes.”

Issuer	Exelon Generation Company, LLC.

Securities Offered	An aggregate of $ of Senior Notes, consisting of $ of 2.950% Senior Notes due 2020 and $ of % Senior Notes due 2022.

Maturity Date	The 2020 Senior Notes will mature on January 15, 2020. The 2022 Senior Notes will mature on March 15, 2022.

Interest Rate	Interest on the 2020 Senior Notes will accrue from January 15, 2017 at a rate of 2.950% per year. Interest on the 2022 Senior Notes will accrue from March , 2017 at a rate of % per year.

Interest Payment Date

Interest on the 2020 Senior Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2017. Interest on the 2022 Senior Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2017.

Ranking

The Senior Notes will be senior unsecured obligations of Generation and will rank pari passu with all of our senior unsecured indebtedness. The Senior Notes will be effectively subordinated to all liabilities of our subsidiaries, and our ability to pay principal and interest on each series of the Senior Notes could be affected by the ability of our subsidiaries to declare and distribute dividends or otherwise transfer assets to us.

Optional Redemption

We may redeem each series of the Senior Notes in whole or in part, at our option at any time, at a redemption price equal the redemption prices described under the caption “Description of Senior Notes—Redemption at Our Option.”

Certain Covenants

We have agreed to certain limitations on our ability to, among other things, engage in mergers, consolidations or similar transactions, create liens and engage in sale and leaseback transactions. See “Description of Senior Notes—Covenants.”

Use of Proceeds

We intend to use the net proceeds from this offering to repay our total outstanding commercial paper obligations and for general corporate purposes. As of March 3, 2017, we had $1,426,501,000 of outstanding commercial paper obligations, which had remaining maturities of up to nineteen days and annual interest rates ranging from 0.950% to 1.210%. To the extent we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations. See “Use of Proceeds.”

Trustee	U.S. Bank National Association.

Book-Entry Form

The Senior Notes will be issued in book-entry form through the facilities of The Depository Trust Company (DTC), including Clearstream Banking, socíeté anonyme and/or Eurostream Bank S.A./N.V. See “Description of Senior Notes—Book-Entry Delivery.”

Risk Factors

You should carefully consider all of the information set forth in this prospectus supplement and, in particular, you should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in the Senior Notes.

Governing Law	Commonwealth of Pennsylvania.

RISK FACTORS

Your investment in the Senior Notes will involve various risks. Before investing in the Senior Notes, you should carefully consider the following discussion as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under ITEM 1A. Risk Factors of our 2016 Annual Report on Form 10-K.

Exelon could exercise control over us to the detriment of holders of the Senior Notes.

Exelon, as our ultimate parent, controls all matters submitted for member approval and has control over our management and affairs. In circumstances involving a conflict of interest between Exelon, on the one hand, and our creditors, on the other, we can give no assurance that Exelon would not exercise its power to control us in a manner that would benefit Exelon to the detriment of our creditors, including the holders of the Senior Notes.

There may be no public market for the Senior Notes.

We can give no assurances concerning the liquidity of any markets that may develop for the Senior Notes offered by this prospectus supplement, the ability of any investor to sell any of the Senior Notes or the price at which investors would be able to sell them. If markets for the Senior Notes do not develop, investors may be unable to resell the Senior Notes for an extended period of time, if at all. If markets for the Senior Notes do develop, they may not continue or it may not be sufficiently liquid to allow holders to resell any of the Senior Notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the Senior Notes as collateral for loans.

The Indenture does not restrict the amount of additional debt that we may incur.

The Senior Notes and Indenture (as defined below) pursuant to which the Senior Notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the Senior Notes, including making it more difficult for us to satisfy our obligations with respect to the Senior Notes, a loss in the trading value of your Senior Notes and a risk that one or more of the credit ratings of the Senior Notes are lowered or withdrawn.

The Senior Notes will be structurally subordinated to the liabilities of our subsidiaries.

Because Generation conducts a portion of its operations through its subsidiaries, the Senior Notes will be structurally subordinated to the liabilities of its subsidiaries. The rights of Generation, and the rights of its creditors, including the holders of the Senior Notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Generation’s claims as a creditor of that subsidiary may be recognized.

USE OF PROCEEDS

The net proceeds of this offering after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, are expected to be approximately $            . We intend to use the net proceeds from this offering to repay our total outstanding commercial paper obligations and for general corporate purposes. As of March 3, 2017, we had $1,426,501,000 of outstanding commercial paper obligations, which had remaining maturities of up to nineteen days and annual interest rates ranging from 0.950% to 1.210%. To the extent we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2016 (1) on an actual basis and (2) on an as adjusted basis to give effect to the issuance of Senior Notes offered hereby. The “As Adjusted” column will be completed in the final prospectus supplement based upon the actual terms of this offering that are determined at pricing. This table should be read in conjunction with our consolidated financial statements and related notes for the year ended December 31, 2016, incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	As of December 31, 2016
	Actual	As Adjusted
	($ in millions)
Short-term borrowings	$699

Long-term debt:
Long-term debt, including $1,117 million of current maturities	8,319
Long-term debt to affiliate	922
Total member’s equity	11,482

Total capitalization, including $1,117 million of current maturities	$21,422

RATIO OF EARNINGS TO FIXED CHARGES

The following table provides our consolidated ratio of earnings to fixed charges:

	Years Ended December 31,
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	2.6	3.3	2.7	3.4	2.1

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and the estimated interest portion of all rental expense.

DESCRIPTION OF SENIOR NOTES

General

The Senior Notes will be issued under an indenture dated as of September 28, 2007 (Indenture), between us and U.S. Bank National Association, as trustee. The Indenture provides for issuance from time to time of debt securities in series (including the Senior Notes issued in this offering) in an unlimited amount. We may issue, without notice to, or the consent of, the holders of the Senior Notes offered hereby, additional securities under the Indenture from time to time.

The Senior Notes:

•	will be general unsecured obligations of Generation;

•	will be pari passu in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding; and

•	will be senior in right of payment to any future subordinated indebtedness of Generation.

All debt securities, including the Senior Notes, issued and to be issued under the Indenture will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Because Generation conducts a portion of its operations through its subsidiaries, these notes will be structurally subordinated to the liabilities of its subsidiaries. The rights of Generation, and the rights of its creditors, including the holders of the Senior Notes, to participate in any distribution of the assets of any of its subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that Generation’s claims as a creditor of that subsidiary may be recognized.

The 2020 Senior Notes offered by this prospectus supplement will be part of our 2.950% Senior Notes due 2020, of which we issued $750,000,000 in aggregate principal amount on January 8, 2015. Accordingly, the 2020 Senior Notes offered by the prospectus supplement will have terms that are identical to the terms of the previously issued 2.950% Senior Notes due 2020 (other than the initial offering price) and will have the same CUSIP number and will be fungible with the previously issued 2.950% Senior Notes due 2020. Upon the issuance of the 2.950% Senior Notes due 2020 offered hereby, the outstanding aggregate principal amount of our 2.950% Senior Notes due 2020 will be $                                    .

The Senior Notes will not be guaranteed by, or otherwise be obligations of, our parent Exelon or any of our direct or indirect subsidiaries or affiliates. References in this description of the Senior Notes to “we,” “our” or the “company” are to Exelon Generation Company, LLC and not its subsidiaries and references to “indenture securities” means debt securities issued under the Indenture, including the Senior Notes.

In the discussion that follows, references to paying principal on the Senior Notes are to payment at maturity or redemption.

The following summaries of certain provisions of the Senior Notes and the Indenture do not purport to be complete and are subject, and qualified in their entirety by reference, to all of the provisions of the Senior Notes and the Indenture, including the definitions of terms therein. We recommend that you read the Indenture, a copy of which may be obtained from the trustee.

Principal, Maturity and Interest

The Senior Notes of each series will be unlimited in aggregate principal amount. The 2020 Senior Notes initially will be issued in the aggregate principal amount of $                            , and the 2022 Senior Notes initially will be issued in the aggregate principal amount of $                            . We may, without the consent of the holders of the Senior Notes of either of the Series offered in this prospectus supplement, create and issue additional notes ranking equally with the Senior Notes of such series and otherwise similar in all respects (except for the public offering price and issue date) so that such additional notes shall be consolidated and form a single series with such series of Senior Notes. No additional notes of any Series can be issued if an event of default exists with respect to such series of Senior Notes. The Senior Notes will be issued in book-entry form only in denominations of $2,000 and multiples of $1,000 in excess thereof.

The 2020 Senior Notes will mature on January 15, 2020. The 2022 Senior Notes will mature on March 15, 2022. Interest on the 2020 Senior Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2017. Interest on the 2022 Senior Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2017. Interest on the 2020 Senior Notes will accrue from January 15, 2017 at a rate of 2.950% per year. Interest on the 2022 Senior Notes will accrue from March     , 2017 at a rate of         % per year. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Redemption at Our Option

At any time prior to December 15, 2019 (in the case of the 2020 Senior Notes) or February 15, 2022 (in the case of the 2022 Senior Notes), we may redeem each series of Senior Notes in whole or in part, at our option at any time, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the Senior Notes of the series being redeemed; or

(2)

the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus, as applicable, 25 basis points (in the case of the 2020 Senior Notes) and,      basis points (in the case of the 2022 Senior Notes).

plus, in each case, accrued interest on the principal amount being redeemed to the redemption date.

At any time on or after December 15, 2019 (in the case of the 2020 Senior Notes) or February 15, 2022 (in the case of the 2022 Senior Notes), we may redeem each series of Senior Notes in whole or in part at 100% of the principal amount of the Senior Notes of the series being redeemed, plus accrued interest on the principal amount being redeemed to the redemption date.

Redemption of the Senior Notes of one series may be made without the redemption of the Senior Notes of the other series.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Senior Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means, with respect to the 2020 Senior Notes, each of Barclays Capital Inc. and Morgan Stanley & Co. LLC and, with respect to the 2022 Senior Notes, each of Barclays Capital Inc. and J.P. Morgan Securities LLC, and, in each case, their respective successors, and two other primary U.S. Government securities dealers in The City of New York (Primary Treasury Dealer) selected by us. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of Senior Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

Covenants

Affirmative Covenants

The Indenture provides that we comply with the following affirmative covenants:

•	punctually pay principal and interest on the indenture securities;

•	if the indenture securities are no longer in book-entry form, maintain an office in New York, New York where indenture securities may be presented for payment, exchange and transfer;

•	appoint a trustee to fill any vacancy;

•	issue a certificate to the trustee on January 31 each year indicating whether we have complied with all covenants and conditions in the Indenture;

•	maintain our limited liability company existence; and

•	pay our taxes and other assessments and claims as they become due, unless they are being contested in good faith.

Mergers and Consolidations

We will not consolidate with or merge with or into any other person, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, and we will not permit any person to consolidate with or merge with or into us, unless:

•	immediately prior to and immediately following such consolidation, merger, sale or lease, no Event of Default under the Indenture shall have occurred and be continuing; and

•

we are the surviving or continuing entity, or the surviving or continuing entity or entity that acquires by sale, conveyance, transfer or lease is organized in the United States or under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States and in either case expressly assumes the payment and performance of all of our obligations under the Indenture and the Senior Notes.

Limitation on Liens

We may not issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of our property, whether owned on the date that the Senior Notes are issued or thereafter acquired, without in any such case effectively securing the outstanding Senior Notes (together with, if we shall so determine, any other

Indebtedness of or guaranteed by us ranking equally with the Senior Notes) equally and ratably with such Indebtedness (but only so long as such Indebtedness is so secured); provided that the foregoing restriction shall not apply to the following permitted liens:

(1)	pledges or deposits in the ordinary course of business in connection with bids, tenders, contracts or statutory obligations or to secure surety or performance bonds;

(2)	liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, arising in the ordinary course of business;

(3)	liens for property taxes being contested in good faith;

(4)	minor encumbrances, easements or reservations which do not in the aggregate materially adversely affect the value of the properties or impair their use;

(5)

liens on property existing at the time of acquisition thereof by us, or to secure any Indebtedness incurred by us prior to, at the time of, or within 90 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of the property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price or construction or improvements;

(6)	liens to secure purchase money Indebtedness not in excess of the cost or value of the property acquired;

(7)

liens securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing or the District of Columbia, to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the holder by reason of Section 103(a)(1) of the Internal Revenue Code of 1986, as amended (or any successor to such provision) as in effect at the time of the issuance of such obligations; and

(8)	other liens to secure Indebtedness so long as the amount of outstanding Indebtedness secured by liens pursuant to this clause (8) does not exceed 10% of our consolidated net tangible assets.

In the event that we shall propose to pledge, mortgage or hypothecate any property to secure Indebtedness, other than as permitted by clauses (1) through (8) of the previous paragraph, we shall (prior thereto) give written notice thereof to the trustee, who shall give notice to the holders, and we shall, prior to or simultaneously with such pledge, mortgage or hypothecation, effectively secure, all the Senior Notes equally and ratably with such Indebtedness. The Indenture does not limit our Subsidiaries’ ability to issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of such Subsidiary’s property, whether owned on the date the Senior Notes are issued or thereafter acquired, provided that such Indebtedness is limited in recourse only to such Subsidiary.

As used in this prospectus supplement, “Indebtedness” of any person means (1) all indebtedness of such person for borrowed money, (2) all obligations of such person evidenced by senior notes, debentures, notes or other similar instruments, (3) all obligations of such person to pay the deferred purchase price of property or services, (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of the default are limited to repossession or sale of such property), (5) all capital lease obligations of such person (excluding leases of property in the ordinary course of business), and (6) all Indebtedness of the type referred to in clauses (1) through (5) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property.

As used in this prospectus supplement, “Subsidiary” means any corporation or other entity of which sufficient voting stock or other ownership or economic interests having ordinary voting power to elect a majority of the board of directors (or equivalent body) are at the time directly or indirectly held by us.

Restriction on Sales and Leasebacks

We may not enter into any sale and leaseback transaction with any Subsidiary. In addition, we may not enter into any sale and leaseback transaction unless we comply with this restrictive covenant. A “sale and leaseback transaction” generally is an arrangement between us and a Subsidiary, bank, insurance company or other lender or investor where we lease real or personal property which was or will be sold by us to that Subsidiary, lender or investor.

We can comply with this restrictive covenant if we meet either of the following conditions:

•

the sale and leaseback transaction is entered into prior to, concurrently with or within 90 days after the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operations of the property; or

•	we could otherwise grant a lien on the property as a permitted lien described in “—Limitation on Liens.”

Events of Default

We will be subject to an “event of default” under the Indenture if any of the following occurs:

•

failure to pay interest for 60 days after the date payment is due and payable; provided that if we extend an interest payment period in accordance with the terms of the indenture securities, the extension will not be a failure to pay interest;

•	failure to pay principal or premium, if any, on any indenture security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make any sinking fund payments when due;

•	failure to perform other covenants under the Indenture for 60 days after the trustee has notified us that performance was required; or

•	bankruptcy, insolvency or reorganization of our company.

In addition to the events of default described in the Indenture, an event of default under the Senior Notes will include:

•

an event of default, as defined in any of our instruments under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of our company that has resulted in the acceleration of such Indebtedness, or any default occurring in payment of any such Indebtedness at final maturity (and after the expiration of any applicable grace periods), other than such Indebtedness the principal of which, and interest on which, does not individually, or in the aggregate, exceed $100,000,000; or

•

one or more final judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or similar entity for the payment of money shall be rendered against us or any of our properties in an aggregate amount in excess of $100,000,000 (excluding the amount thereof covered by insurance) and such judgment, decree or order shall remain unvacated, undischarged and unstayed for more than 60 consecutive days, except while being contested in good faith by appropriate proceedings.

We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indenture. The Indenture provides that the trustee may withhold notice of a default (except payment defaults) to the holders of indenture securities of the series to which the default applies if the trustee considers it in the interests of those holders of those indenture securities to do so.

An event of default for a particular series of indenture securities does not necessarily constitute an event of default for any other series of indenture securities issued under the Indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of indenture securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of outstanding indenture securities of each affected series may declare the entire principal amount of all the indenture securities of that series (or, if the indenture securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms thereof) to be due and payable immediately.

Where an event of default has occurred and is continuing with respect to the outstanding indenture securities of a series, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of the outstanding indenture securities of that series, unless those holders have offered the trustee reasonable indemnity against the expenses and liabilities that it might incur in compliance with the request that the trustee take action in response to an event of default. Subject to these provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding indenture securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the indenture securities of that series.

The holders of a majority in principal amount of the outstanding indenture securities of a series may, on behalf of the holders of all indenture securities of that series, waive any past default under the Indenture with respect to that series and its consequences, except a default (1) in payment of the principal of (or premium, if any) or interest, or any additional amounts payable in respect of any indenture security of that series or (2) in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected outstanding indenture security of that series.

The Indenture imposes limitations on suits brought by holders of indenture securities against us. Except for actions for payment of overdue principal or interest, no holder of indenture securities of any series may institute any action against us under the Indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the affected outstanding indenture securities have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days after the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding indenture securities of that series.

Modification or Waiver

The Indenture provides that the trustee and we may modify and amend the Indenture and enter into supplemental indentures without the consent of any holders of indenture securities to:

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of indenture securities;

•

cure any ambiguity or correct any inconsistency in the Indenture, provided that this action does not adversely affect the interests of holders of any series of indenture securities in any material respect;

•	evidence and provide for the acceptance of appointment by a successor trustee; and

•	to make any change that would provide any additional rights or benefits to the holders of indenture securities or that does not adversely affect the legal rights under the Indenture of any holder.

The Indenture also provides that the trustee and we may, with the consent of the holders, add, eliminate or modify in any way the provisions of the Indenture or modify in any manner the rights of the holders of the indenture securities. Consent of the holders means holders of not less than a majority in aggregate principal amount of indenture securities of all affected series then outstanding, voting as one class. We cannot do this, however, for those matters requiring the consent of each holder as described below.

The trustee and we may not without the consent of the holder of each outstanding indenture security affected thereby:

•	extend the final maturity of any indenture security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	reduce the amount of the principal of any indenture security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to sue for the enforcement of any payment on any indenture security when due; or

•	reduce the percentage of holders of indenture securities of any series whose consent is required for any modification of the Indenture.

In determining whether the holders of the requisite principal amount of outstanding indenture securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would then be due and payable upon acceleration of the maturity thereof and (2) indenture securities owned by us or any other obligor upon the indenture securities or any affiliate of ours or of any other obligor will be disregarded.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

We may discharge obligations to holders of Senior Notes that have not already been delivered to the trustee for cancellation and that have either become due and payable or are to become due and payable, or are scheduled for redemption, within one year. We may discharge these obligations by irrevocably depositing with the trustee cash or “U.S. Government Obligations” (as defined below), as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of and interest on the Senior Notes.

We may also discharge any and all of our obligations to holders of Senior Notes at any time, referred to as “defeasance.” We may also be released from the obligations imposed by any covenants of the Senior Notes and provisions of the Indenture, and we may avoid complying with those covenants without creating an event of default under the Indenture, referred to as “covenant defeasance.” We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. Government Obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, and interest on all outstanding Senior Notes; and

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (1) in the case of covenant defeasance, the holders of the series of indenture securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance, and will be subject to tax in the same manner and at the same time as if no covenant defeasance had occurred and (2) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable U.S. federal income tax law, and based thereon, the holders of the series of indenture securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of that defeasance, and will be subject to tax in the same manner as if no defeasance had occurred.

Although we may discharge or decrease our obligations under the Senior Notes and the Indenture as described in the two preceding paragraphs, we may not avoid, among other things, the rights and obligations of the trustee under the Indenture, to register the transfer or exchange of Senior Notes, to replace any temporary, mutilated, destroyed, lost or stolen Senior Notes or to maintain an office or agency in respect of any series of indenture securities.

If we effect covenant defeasance with respect to any Senior Notes and those Senior Notes are declared due and payable because of the occurrence of any event of default other than the event of default resulting from a failure to comply with any covenant in the Indenture after the notice served therefor has elapsed, the amount of U.S. Government Obligations and funds on deposit with the trustee will be sufficient to pay amounts due on those Senior Notes at the time of their stated maturity but may not be sufficient to pay amounts due on those Senior Notes at the time of the acceleration resulting from that event of default. In that case, we would remain liable to make payment of those amounts due at the time of acceleration.

If the trustee or any paying agent is prevented by a court or governmental authority from applying any money deposited with the trustee in accordance with the Indenture, then our obligations under the Indenture and the Senior Notes shall be revived and reinstated as though no deposit had occurred pursuant to the Indenture. Thereafter, our obligation will continue until such time as the trustee or paying agent is permitted to apply all money in accordance with the Indenture. Any payment of principal of (or premium, if any) or interest that we make on any Senior Note following the reinstatement of our obligations will be subrogated to the rights of the holders of those Senior Notes to receive such payment from the money held by the trustee or paying agent.

As used above, “U.S. Government Obligations” means securities that are (1) direct obligations of the United States or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the trustee in the normal course of business.

Governing Law

The Indenture and the Senior Notes will be governed by the laws of the Commonwealth of Pennsylvania.

Book-Entry System

We will issue the Senior Notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global Senior Notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (Exchange Act). DTC holds and provides asset servicing for (over 3.5 million issues of) U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (direct participants) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. We do not intend this internet address to be an active link or to otherwise incorporate the content of the website into this prospectus supplement.

Clearstream advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with the customer.

Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. Euroclear Clearance establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the Initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the Senior Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Purchases of Senior Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Senior Notes in DTC’s records. The ownership interest of each actual purchaser of Senior Notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the Senior Notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Senior Notes, except in the event that use of the book-entry system for the Senior Notes is discontinued.

To facilitate subsequent transfers, all Senior Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Senior Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Senior Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Senior Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global Senior Notes from any beneficial owner or otherwise.

Redemption notices shall be sent to DTC. If less than all of the Senior Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

So long as DTC’s nominee is the registered owner of the global Senior Notes, such nominee for all purposes will be considered the sole owner or holder of the Senior Notes for all purposes under the Indenture. Except as provided below, beneficial owners will not be entitled to have any of the Senior Notes registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Senior Notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Senior Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

All payments on the global Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the Senior Notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In the event that a successor securities depositary is not obtained under the above circumstances, or, alternatively, if an event of default with respect to the Senior Notes has occurred and is outstanding, Senior Notes certificates in fully registered form are required to be printed and delivered to beneficial owners of the global Senior Notes representing such Senior Notes.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional EuroSenior Notes in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering interests in the Senior Notes to or receiving interests in the Senior Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the Senior Notes received by Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Senior Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received by Clearstream or Euroclear as a result of sales of interests in the Senior Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The information in this section has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Neither we, the trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the Senior Notes, or payments to, or the providing of notice to direct participants or beneficial owners. The Senior Notes will be denominated in United States dollars and principal and interest will be paid in United States dollars. The Senior Notes will not be subject to any conversion, amortization, or sinking fund.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of certain U.S. federal income tax consequences material to the purchase, ownership and disposition of the Senior Notes. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the Code), proposed, temporary and final Treasury regulations thereunder, and published rulings and court decisions currently in effect, and other applicable authorities. The current tax laws and the current regulations, administrative rulings and court decisions may be changed, possibly retroactively, and may be subject to differing interpretation. There can be no guarantee that the Internal Revenue Service (the IRS) or U.S. courts will agree with the tax consequences described in this summary. The statements set forth in the following discussion, to the extent they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, represent the opinion of Ballard Spahr LLP.

There is currently $750,000,0000 in aggregate principal amount of 2.950% Senior Notes due 2020 that were issued on January 8, 2015 (the “Prior Issuance”). The 2020 Senior Notes offered hereby will be fungible with the senior notes issued in the Prior Issuance and will be subject to the same information reporting for U.S. federal income tax purposes. This discussion pertains to the additional 2020 Senior Notes and 2022 Senior Notes offered hereby, and does not apply to the senior notes issued in the Prior Issuance that are presently outstanding.

The following summary does not furnish information in the level of detail or with the attention to an investor’s specific tax circumstances that would be provided by an investor’s own tax advisor. For example, it does not discuss the tax consequences of the purchase, ownership and disposition of the Senior Notes by investors that are subject to special treatment under the U.S. federal income tax laws, including banks and thrifts, insurance companies, holders that will hold the Senior Notes as a position in a “straddle” or as a part of a “synthetic security” or “conversion transaction” or other integrated investment comprised of the Senior Notes and one or more other investments, U.S. expatriates or former long-term residents or citizens of the U.S., certain part-year nonresident aliens, government instrumentalities or agencies, entities that are tax exempt for U.S. federal income tax purposes, retirement plans, individual retirement accounts or other tax deferred accounts, bond houses, broker dealers or similar persons or organizations acting in the capacity of underwriters, dealers or traders in securities or currencies, traders in securities that elect to use a mark to market method of accounting for their securities holdings, insurance companies, real estate investment trusts and regulated investment companies and shareholders of such corporations, U.S. Holders whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies or their shareholders, trusts and estates, and pass-through entities. This discussion does not address the tax consequences to shareholders, beneficiaries or other owners of a holder of Senior Notes. In addition, the discussion regarding the Senior Notes is limited to the U.S. federal income tax consequences of the initial investors (and not a purchaser in the secondary market) that purchase the Senior Notes in the initial offering at their issue price (generally, the first price at which a substantial amount of the notes is sold for money to investors, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and beneficially hold those Senior Notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the tax consequences for a beneficial owner of a Senior Note who or which is not a U.S. Holder (defined below). The following summary assumes, as is expected, that the Senior Notes will be issued without original issue discount.

This discussion does not address U.S. federal estate and gift tax consequences, alternative minimum tax consequences, any foreign, state or local tax consequences, tax treaties or any other non-income tax consequences of the ownership and disposition of the Senior Notes to the beneficial owner of a Senior Note. Accordingly, prospective purchasers of the Senior Notes should consult their own tax advisors with respect to the potential consequences of any taxes not specifically discussed herein.

If an entity or an arrangement treated as a partnership (or other flow-through entity) for U.S. federal income tax purposes holds a Senior Note, the tax consequences to a partner or other owner of the entity will generally depend upon the status of the partner (or other owner) and the activities of such entity. Accordingly, this summary does not apply to partnerships (or other flow-through entities). Partners or other owners in an entity or arrangement treated as a partnership (or other flow-through entity) holding a Senior Note should consult their tax advisors regarding the U.S. federal income tax consequences to them of the acquisition, ownership and disposition by the partnership (or other flow-through entity) of the Senior Notes.

Prospective purchasers of the Senior Notes should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning or disposing of the Senior Notes.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of the Senior Notes that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident of the United States,

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof (including the District of Columbia),

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust (1) if such trust was in existence on August 20, 1996 and validly elected to be treated as a United States person for U.S. federal income tax purposes or (2) if (i) a court within the United States is able to exercise primary supervision over its administration and (ii) one or more United States persons for U.S. federal income tax purposes have the authority to control all of the substantial decisions of such trust.

Qualified Reopening

Debt instruments issued as part of the “qualified reopening” of a previous issue of debt instruments are treated as part of the original issue and, consequently, are deemed to have the same issue date and the same issue price as the original debt instruments. It is expected that this offering of the 2020 Senior Notes will meet the requirements for a “qualified reopening” of the Prior Issuance under applicable U.S. Treasury regulations and therefore as having the same issue price and issue date as the Prior Issuance for U.S. federal income tax purposes. Accordingly, it is expected that this offering of 2020 Senior Notes will not be considered to be issued with “original issue discount” for U.S. federal income tax purposes.

Additional Amounts

We may be obligated to pay an additional amount beyond stated principal and interest to the holders of the Senior Notes if we elect to redeem the Senior Notes as described under “Description of Senior Notes—Redemption at Our Option.” The obligation to make such payments may implicate provisions of the U.S. Treasury regulations relating to contingent payment debt instruments. U.S. Treasury regulations provide that the possibility that a payment will be made will not affect the amount, timing of interest income or character of gain a U.S. Holder recognizes if there is only a remote chance as of the date the Senior Notes were issued that such payments will be made. We intend to take the position that the possibility that such payment will be made is remote, which would cause the Senior Notes not to be treated as contingent payment debt instruments. Our determination that this contingency is remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by the applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its Senior Notes in excess of stated interest and to treat any gains as ordinary income. In the event a contingency occurs, it could affect the amount and timing of the income recognized by a holder and may result in other material adverse tax consequences of ownership and disposition of the Senior

Notes. Holders of the Senior Notes should consult their tax advisors as to the tax considerations relating to the payment of the additional amount. The remainder of this disclosure assumes that the Senior Notes will not be treated as contingent payment debt instruments.

Pre-Issuance Accrued Interest

A portion of the price paid for the Senior Notes issued pursuant to this offering will be allocable to interest that accrued prior to the date such Senior Notes are purchased (‘pre-issuance accrued interest”). To the extent that a portion of a U.S. Holder’s purchase price for the Senior Notes is allocable to pre-issuance accrued interest, a portion of the first stated interest payment equal to the amount of such pre-issuance accrued interest may be treated as a nontaxable return of such pre-issuance accrued interest to the U.S. Holder. The remainder of this discussion assumes that the Senior Notes will be so treated, and all references to interest in the remainder of this discussion exclude references to pre-issuance accrued interest.

Stated Interest

In general, stated interest on a Senior Note will be taxed to a beneficial owner of a Senior Note as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Taxable Disposition of a Senior Note

Upon the sale, exchange, redemption or other taxable disposition of a Senior Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other taxable disposition (not including any amount attributable to accrued but unpaid interest or pre-issuance accrued interest) and the U.S. Holder’s adjusted tax basis in the Senior Note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under “Stated Interest.” In general, the U.S. Holder’s adjusted tax basis in a Senior Note will be equal to the initial purchase price of the Senior Note paid by the U.S. Holder, reduced by the amount of principal payments on the Senior Note received before such date of sale, exchange, redemption or other taxable disposition.

Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a Senior Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange, redemption or other taxable disposition of the Senior Note has been held by the investor for more than one year. For certain non-corporate U.S. Holders (including individuals), net long-term capital gains generally are taxed at a lower rate than ordinary income. Capital losses are, with limited exception, deductible only to the extent of capital gains recognized during the taxable year. Any excess capital losses may be carried over to and deducted in other taxable years subject to certain limitations.

Tax on Net Investment Income

A 3.8% tax is imposed on the “net investment income” (or “undistributed net investment income”, in the case of estates and trusts) of certain individuals, trusts and estates, if their adjusted gross income exceeds certain thresholds. In the case of an individual, the net investment income tax will be imposed on the lesser of (i) an individual’s “net investment income” and (ii) the amount by which an individual’s modified adjusted gross income exceeds $250,000 (if the individual is married and filing jointly or a surviving spouse), $125,000 (if the individual is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) “undistributed net investment income,” and (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins (for taxable years beginning in 2017, that dollar amount is $12,500).

For these purposes, “net investment income” will generally include interest on and net gain attributable to the taxable disposition of property not held in a trade or business (including interest paid on and gain from the sale, exchange, redemption or other taxable disposition of a Senior Note), other than a trade or business that consists of certain passive or trading activities, and certain other types of income, reduced by permitted deductions properly allocable to the income or gain. Prospective U.S. Holders should consult their own tax advisors regarding the implications of this net investment income tax based upon their particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements may apply to interest and principal payments made to, and to the proceeds of sales or other dispositions before maturity by, certain owners of Senior Notes unless such owner is a corporation or other exempt recipient. In addition, backup withholding applies to payments of principal, premium, and interest to a U.S. Holder who is not a corporation or other exempt recipient if

•	such U.S. Holder fails to furnish his or her taxpayer identification number, which for an individual would be his or her Social Security Number, to the payor in the manner required,

•	such U.S. Holder furnishes an incorrect taxpayer identification number and the payor is so notified by the IRS,

•	the payor is notified by the IRS that such U.S. Holder has failed to properly report payments of interest and dividends, or

•

in certain circumstances, such U.S. Holder fails to certify, under penalties of perjury, that he or she has furnished a correct taxpayer identification number and has not been notified by the IRS that he or she is subject to backup withholding for failure to properly report interest and dividend payments.

The current rate of backup withholding is 28%. Any amounts withheld under backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Certain penalties may be imposed by the IRS on a recipient of payments that is required to supply information but that does not do so in the proper manner. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Non-U.S. Holders

The following is a summary of certain material U.S. federal income tax consequences that will apply to a Non-U.S. Holder. As used herein, the term Non-U.S. Holder means a beneficial owner of notes that is an individual, corporation, estate or trust (other than a grantor trust) for U.S. federal income tax purposes and that is not a U.S. Holder.

Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” all payments of interest on the Senior Notes made to a Non-U.S. Holder will be exempt from U.S. federal withholding tax, provided that: (i) the interest is not effectively connected with a U.S. trade or business of such Non-U.S. Holder (or, if required under an applicable income tax treaty, is not attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder) (ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote for U.S. federal tax purposes, (iii) such Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through stock ownership, (iv) such Non-U.S. Holder is not a bank receiving certain types of interest, and (v) either (A) such Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding), for individuals, or, IRS Form W-8BEN-E (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding), for entities, as appropriate (or a suitable substitute or applicable successor form) that it is not a United States person, (as defined in the Code) and provides its name, address, and U.S. taxpayer identification number, if any, or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Senior Notes on behalf of such Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (A) has been received from the Non-U.S. Holder, and furnishes a copy thereof.

Except as described below under “—Effectively Connected Income,” a Non-U.S. Holder that does not qualify for exemption from withholding as described above, generally will be subject to U.S. federal withholding tax at a rate of 30% on payments of interest on the Senior Notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Senior Notes is subject to a reduced rate of U.S. federal withholding tax or is exempt from U.S. federal withholding tax if the Non-U.S. Holder furnishes a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as appropriate (or a suitable substitute form or applicable successor form), claiming the reduction or exemption and complies with any other applicable procedures.

Disposition of a Senior Note

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of Senior Notes unless (i) the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder (and, generally, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the Senior Notes or gain realized on a sale, exchange, redemption or other taxable disposition of Senior Notes is effectively connected with the conduct of such trade or business (and, generally, if an income tax treaty applies, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder), the Non-U.S. Holder will be exempt from the withholding tax discussed above under “—Interest” (provided that the Non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI or substantially similar substitute form). In addition, the Non-U.S. Holder, generally will be required to file a U.S. federal income tax return and generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if it were a U.S. Holder (unless an applicable income tax treaty provides otherwise). In addition, if such Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of a dividend equivalent amount deemed to have been remitted from the United States out of its effectively connected earnings and profits for the taxable year.

Information Reporting and Backup Withholding

The amount of interest paid to each Non-U.S. Holder and the tax withheld with respect to such interest, regardless of whether withholding was required, will be reported annually to the IRS. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or information exchange agreement.

A Non-U.S. Holder will be subject to backup withholding on interest paid to such Non-U.S. Holder unless such Non-U.S. Holder certifies under penalties of perjury that it is not a United States person as defined in the Code (and the payor does not have actual knowledge or reason to know that it is a United States person) or it otherwise establishes an exemption from backup withholding.

Information reporting and, depending on the circumstances, backup withholding, generally will apply to the proceeds of a disposition of Senior Notes effected within the United States or through certain U.S.-related financial intermediaries by a Non-U.S. Holder, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that it is a United States person) as defined in the Code or otherwise establishes an exemption from such requirements.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Non-U.S. Holders should consult their own advisors regarding the application of U.S. federal withholding and backup withholding in their particular circumstance and the availability of, and procedure for, obtaining an exemption from, or refund of, U.S. federal withholding and backup withholding under the Code and current Treasury regulations.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code and the final Treasury regulations and official IRS guidance associated with such provisions (such provisions, regulations and guidance commonly known as FATCA) generally impose a withholding tax of 30% on interest income from, and the gross proceeds from a disposition of, debt obligations, such as the Senior Notes, paid to certain foreign entities unless various information reporting and diligence requirements are satisfied. This would generally apply in the case of debt obligations held through intermediaries that do not agree to satisfy such information reporting requirements. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its Senior Notes will affect the determination of whether such withholding is required. Under current IRS regulations and other guidance, FATCA applies to certain withholdable payments of interest and, after December 31, 2018, will apply to certain withholdable payments of gross proceeds arising from the disposition of debt instruments. Application of this FATCA tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under the other exemptions described above. Under certain circumstances, a shareholder may be eligible for refunds or credits of such taxes from the IRS. We will not pay any additional amounts to U.S. Holders or Non-U.S. Holders in respect of any amounts withheld under FATCA (or any other withholding tax provisions). Foreign entities located in jurisdictions that have entered into an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Prospective holders of the Senior Notes should consult their tax advisors regarding the implications of FATCA on their ownership and disposition of the Senior Notes.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner’s particular situation. Prospective purchasers of the Senior Notes should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of Senior Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

UNDERWRITING

Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as representatives of the underwriters set forth below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the principal amount of the Senior Notes listed opposite their names below.

Underwriter	Principal Amount of 2020 Senior Notes	Principal Amount of 2022 Senior Notes
Barclays Capital Inc.	$
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
KeyBanc Capital Markets Inc.

Total	$

The underwriters have agreed to purchase all of the Senior Notes sold pursuant to the underwriting agreement if any of the Senior Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (Securities Act), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Senior Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Senior Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

It is expected that delivery of the Senior Notes will be made on or about March     , 2017.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Senior Notes to the public at the public offering price on the cover page of this prospectus supplement and may offer the Senior Notes to certain securities dealers at that price less a concession not to exceed         % of the principal amount of the 2020 Senior Notes and         % of the principal amount of the 2022 Senior Notes. The underwriters may allow, and such dealers may reallow, a discount not to exceed         % of the principal amount of the 2020 Senior Notes and         % of the principal amount of the 2022 Senior Notes. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $             and are payable by us.

New Issue of Senior Notes

Each series of the Senior Notes are new issues of securities with no established trading market. We do not intend to apply for listing of each series of the Senior Notes on any national securities exchange or for quotation of each series of the Senior Notes on any automated dealer quotation system. We have been advised by the representatives of the underwriters that they presently intend to make markets in each series of the Senior Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of trading markets for either series of the Senior Notes or that active public markets for either series of the Senior Notes will develop. If active public trading markets for either series the Senior Notes does not develop, the market price and liquidity of such series the Senior Notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Senior Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Senior Notes. If the underwriters create a short position in the Senior Notes in connection with the offering, i.e., if they sell more Senior Notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Senior Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and some or all of the underwriters and their affiliates may in the future engage in, investment banking, financial advisory and commercial banking services in the ordinary course of business with us and our affiliates. They have received and may in the future receive customary fees and commissions for these transactions. The underwriters and their affiliates may provide credit to us or our affiliates as lenders from time to time, including under our existing revolving credit facilities. In particular, certain of the underwriters or their affiliates from time to time may hold outstanding commercial paper issued by us, which may be repaid with a portion of the net proceeds received by us from the sale of the Senior Notes. See “Use of Proceeds” in this prospectus supplement.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice To Investors In Certain Jurisdictions

European Economic Area

This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Senior Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by Generation for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Senior Notes shall require Generation or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Senior Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe the Senior Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Senior Notes in circumstances in which Section 21(1) of the FSMA does not apply to Generation; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Senior Notes have not been offered or sold or will not be offered or sold by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the Senior Notes has been or will be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEA”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the Senior Notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, the Senior Notes may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Senior Notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (“Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”), or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the Senior Notes are subscribed or purchased pursuant to an offer made in reliance on Section 275 by a Relevant Person which is:

(a)

a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor) whose sole purpose is to hold investments and each beneficiary is an Accredited Investor,

the shares, debentures and units of shares and debentures of that corporation, and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has subscribed for or acquired the Senior Notes except:

(1)

to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from any offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

Canada

The Senior Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Korea

The Senior Notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and the Senior Notes have been and will be offered in Korea as a private placement under the FSCMA. None of the Senior Notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. The Senior Notes have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the Senior Notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the Senior Notes. By the purchase of the Senior Notes, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the Senior Notes pursuant to the applicable laws and regulations of Korea.

Taiwan

The Senior Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Senior Notes in Taiwan.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Senior Notes and pass on certain legal matters for us. Winston & Strawn LLP will pass on certain legal matters for the underwriters. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Consolidated Edison Solutions, Inc. business Generation acquired during 2016) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Exelon, Generation, ComEd, PECO, Baltimore Gas and Electric Company, Pepco Holdings LLC, Potomac Electric Power Company, Delmarva Power & Light Company and Atlantic City Electric file combined reports under the Exchange Act. Information contained in the combined reports relating to each registrant is filed separately by such registrant on its own behalf and only the information related to Generation is incorporated by reference in this prospectus supplement and the accompanying prospectus. Generation does not make any representation as to information relating to any other registrant or securities issued by any other registrant and you should not rely on any information relating to any registrant other than Generation in determining whether to invest in the Senior Notes. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2016 and any future filings that we make with the SEC under the Exchange Act if the filings are made prior to the time that all of the Senior Notes are sold in this offering. You can also find more information about us from the sources described under “Documents Incorporated by Reference” in the accompanying prospectus.

PROSPECTUS

EXELON CORPORATION

Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Depositary Shares

EXELON GENERATION COMPANY, LLC

Debt Securities

COMMONWEALTH EDISON COMPANY

Debt Securities

PECO ENERGY COMPANY

Debt Securities

BALTIMORE GAS AND ELECTRIC COMPANY

Debt Securities

POTOMAC ELECTRIC POWER COMPANY

Debt Securities

DELMARVA POWER & LIGHT COMPANY

Debt Securities

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

•	debt securities;
•	common stock;
•	stock purchase contracts;
•	stock purchase units;
•	preferred stock in one or more series;
•	depositary shares.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

•	debt securities

Commonwealth Edison Company (ComEd) may use this prospectus to offer and sell from time to time:

•	debt securities

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

•	debt securities

Baltimore Gas and Electric Company (BGE) may use this prospectus to offer and sell from time to time:

•	debt securities

Potomac Electric Power Company (Pepco) may use this prospectus to offer and sell from time to time:

•	debt securities

Delmarva Power & Light Company (DPL) may use this prospectus to offer and sell from time to time:

•	debt securities

Exelon, Generation, ComEd, PECO, BGE, Pepco and DPL sometimes refer to the securities listed above as the “Securities.”

Exelon, Generation, ComEd, PECO, BGE, Pepco and DPL will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York Stock Exchange, under the symbol “EXC.”

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 30, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon, Generation, ComEd, PECO, BGE, Pepco and DPL have each filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, each of us may, from time to time, sell our Securities described in this prospectus in one or more offerings. Each time Exelon, Generation, ComEd, PECO, BGE, Pepco or DPL (each, a registrant) sells Securities, the registrant will provide a prospectus supplement that will contain a description of the Securities the registrant will offer and specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities issued by any other registrant.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	Exelon with respect to Securities issued by Exelon.

•	Generation with respect to Securities issued by Generation.

•	ComEd with respect to Securities issued by ComEd.

•	PECO with respect to Securities issued by PECO.

•	BGE with respect to Securities issued by BGE.

•	Pepco with respect to Securities issued by Pepco.

•	DPL with respect to Securities issued by DPL.

None of the registrants will guarantee or provide other credit or funding support for the Securities to be offered by another registrant pursuant to this prospectus.

We are not offering the Securities in any state where the offer is not permitted.

For more detailed information about the Securities, you should read the exhibits to the registration statement. Those exhibits have either been filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. The business of the registrant, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based entirely on historical facts and are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties.

This prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon, Generation, ComEd, PECO, BGE, Pepco and DPL include those factors discussed herein, as well as the items discussed in (1) the combined 2015 Annual Report on Form 10-K of Exelon, Generation, ComEd, PECO and BGE in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 23; (2) the combined 2015 Annual Reports on Form 10-K of Pepco and DPL in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 16; (3) Exelon’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 18 and (4) other factors discussed in filings with the SEC by each of the registrants.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in (a) the combined Annual Reports on Form 10-K of Exelon, Generation, ComEd, PECO, and BGE, as applicable, for the year ended December 31, 2015, filed with the SEC on February 10, 2016, (b) the combined Annual Reports on Form 10-K of Pepco and DPL, as applicable, for the year ended December 31, 2015, filed with the SEC on February 19, 2016 and (c) (3) the registrants’ combined Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The prospectus supplement applicable to each type or series of Securities offered by one of the registrants will contain a discussion of additional risks applicable to an investment in such registrant and the particular type of Securities the registrant is offering under that prospectus supplement.

EXELON CORPORATION

Exelon, incorporated in Pennsylvania in February 1999, is a utility services holding company engaged, through Generation, in the energy generation business, and through ComEd, PECO, BGE Pepco, DPL and Atlantic City Electric Company, in the energy delivery businesses. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 800-483-3220.

EXELON GENERATION COMPANY, LLC

Generation’s integrated business consists of its owned and contracted electric generating facilities and investments in generation ventures that are marketed through its leading customer-facing activities. These customer-facing activities include, wholesale energy marketing operations and its competitive retail customer supply of electric and natural gas products and services, including renewable energy products, risk management services and natural gas exploration and production activities. Generation has six reportable segments consisting of the Mid-Atlantic, Midwest, New England, New York, ERCOT and Other Regions.

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring, effective January 1, 2001, in which Exelon separated its generation and other competitive businesses from its regulated energy delivery businesses at ComEd and PECO. Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

COMMONWEALTH EDISON COMPANY

ComEd’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in northern Illinois, including the City of Chicago.

ComEd was organized in the State of Illinois in 1913 as a result of the merger of Cosmopolitan Electric Company into the original corporation named Commonwealth Edison Company, which was incorporated in 1907. ComEd’s principal executive offices are located at 440 South LaSalle Street, Chicago, Illinois 60605, and its telephone number is 312-394-4321.

PECO ENERGY COMPANY

PECO’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services to retail customers in the Pennsylvania counties surrounding the City of Philadelphia.

PECO was incorporated in Pennsylvania in 1929. PECO’s principal executive offices are located at 2301 Market Street, Philadelphia, Pennsylvania 19103, and its telephone number is 215-841-4000.

BALTIMORE GAS AND ELECTRIC COMPANY

BGE’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to retail customers in central Maryland, including the City of Baltimore, as well as the purchase and regulated retail sale of natural gas and the provision of gas distribution services to retail customers in central Maryland, including the City of Baltimore.

BGE was incorporated in Maryland in 1906. BGE’s principal executive offices are located at 110 West Fayette Street, Baltimore, Maryland 21201, and its telephone number is 410-234-5000.

POTOMAC ELECTRIC POWER COMPANY

Pepco’s energy delivery business consists of the Purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in the District of Columbia and major portions of Prince George’s County and Montgomery County in Maryland.

Pepco was incorporated in the District of Columbia in 1896 and Virginia in 1949. Pepco’s principal executive offices are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and its telephone number is (202) 872-2000.

DELMARVA POWER & LIGHT COMPANY

DPL’s energy delivery business consists of the purchase and regulated retail sale of electricity and the provision of electric distribution and transmission services in portions of Maryland and Delaware, and the purchase and regulated retail sale of natural gas and the provision of natural gas distribution services in northern Delaware.

DPL was incorporated in Delaware in 1909 and Virginia in 1979. DPL’s principal executive offices are located at 500 North Wakefield Drive Newark, Delaware 19702, and its telephone number is (202) 872-2000.

USE OF PROCEEDS

Except as otherwise indicated in the applicable prospectus supplement, each registrant expects to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt. Each registrant will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that the registrant has made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning each registrant’s outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS

Exelon

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	4.9	2.4	2.6	2.7	3.3	1.8

The following are Exelon’s consolidated ratios of earnings to combined fixed charges and preference stock dividends for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to combined fixed charges and preference security dividends	4.9	2.3	2.5	2.7	3.3	1.8

Generation

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	7.3	2.6	3.3	2.8	3.5	2.1

ComEd

The following are ComEd’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	3.0	3.0	1.7	3.1	3.1	3.4

PECO

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	4.7	4.9	5.6	5.0	5.4	5.3

BGE

The following are BGE’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	2.4	1.0	3.6	3.8	4.7	4.5

Pepco

The following are Pepco’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	2.22	2.54	2.89	3.05	3.08	0.10	(a)

(a)	The ratio coverage was less than 1:1. Pepco required additional earnings of $64 million in order to achieve a coverage ratio of 1:1.

DPL

The following are DPL’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	3.31	3.25	3.64	4.19	3.31	(1.2	)(a)

(a)	The ratio coverage was less than 1:1. DPL required additional earnings of $62 million in order to achieve a coverage ratio of 1:1.

DESCRIPTION OF SECURITIES

Each time one of the registrants sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We may sell the Securities offered (a) through agents; (b) by underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.

In some cases we may also repurchase the Securities and reoffer them to the public by one or more of the methods described above.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

By Agents

Offered securities may be sold on a one time or a continuing basis by agents designated by the applicable registrant. The agents will use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and the applicable issuer.

By Underwriters or Dealers

If underwriters are used in the sale, the underwriters may be designated by the applicable registrant or selected through a bidding process. The securities will be acquired by the underwriters for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The obligations of the underwriters to purchase the Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the Securities offered hereby.

If dealers are utilized in the sale of the Securities, the applicable registrant will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

Direct Sales

We may also sell Securities directly to the public. In this case, no underwriters or agents would be involved.

General Information

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the Securities shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Such institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

•	the purchase by an institution of the Securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such delayed delivery contract is subject; and

•	if the Securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the Securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

Unless otherwise specified in the related prospectus supplement, each series of the Securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement or issuable upon conversion of another offered Security will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Securities, but no underwriter will be obligated to do so and any underwriter may discontinue any market making at any time without notice. We cannot predict the activity of trading in, or liquidity of, our Securities.

In connection with sales by an agent or in an underwritten offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the Securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Securities. As a result, the price of the Securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the Securities are listed on that exchange or admitted for trading on that automated quotation system, in the over-the-counter market or otherwise.

We may from time to time, without the consent of the existing Security holders, create and issue further Securities having the same terms and conditions as the Securities being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest or dividends therein or other terms as noted in the applicable prospectus supplement. Additional Securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities.

Underwriters, dealers and agents that participate in the distribution of the Securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the Securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Ballard Spahr LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us.

Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the Securities for any underwriters, dealers, purchasers or agents. Winston  & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of (a) Exelon, Generation, ComEd, PECO and BGE incorporated in this prospectus by reference to the combined Annual Reports on Form 10-K for the year ended December 31, 2015 and (b) of Pepco and DPL by reference to the combined Annual Reports on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon, Generation, ComEd, PECO, BGE, Pepco and DPL each file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street - 52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the Securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (known as the Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

•	Exelon’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	Exelon’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016;

•	The description of Exelon’s common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934 on October 10, 2000, as amended, including any amendment thereto or report filed for the purpose of updating such description; and

•	Exelon’s Current Reports on Form 8-K filed with the SEC on January 7, 2016, February 26, 2016, March 7, 2016, March 24, 2016, April 1, 2016, April 5, 2016, April 7, 2016, April 15, 2016, April 29, 2016, May 25, 2016, May 25, 2016, May 27, 2016, June 2, 2016, June 3, 2016, June 10, 2016 and July 7, 2016.

Exelon Generation Company, LLC (Exchange Act File No. 333-85496)

•	Generation’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	Generation’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

•	Generation’s Current Reports on Form 8-K filed with the SEC on April 5, 2016, April 15, 2016, May 25, 2016, May 27, 2016, June 2, 2016 and July 7, 2016.

Commonwealth Edison Company (Exchange Act File No. 1-1839)

•	ComEd’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	ComEd’s Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

•	ComEd’s Current Reports on Form 8-K filed with the SEC on May 27, 2016 and June 27, 2016.

PECO Energy Company (Exchange Act File No. 000-16844)

•	PECO’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	PECO’s Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016;

•	PECO’s Current Report on Form 8-K filed with the SEC on May 27, 2016.

Baltimore Gas and Electric Company (Exchange Act File No. 1-1910)

•	BGE’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	BGE’s Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

•	BGE’s Current Reports on Form 8-K filed with the SEC on May 27, 2016, June 3, 2016, June 9, 2016 and August 18, 2016.

Potomac Electric Power Company (Exchange Act File No. 001-01072)

•	Pepco’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	Pepco’s Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

•	Pepco’s Current Reports on Form 8-K filed with the SEC on February 26, 2016, March 7, 2016, March 24, 2016 and May 27, 2016.

Delmarva Power & Light Company (Exchange Act File No. 001-01405)

•	DPL’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	DPL’s Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016; and

•	DPL’s Current Reports on Form 8-K filed with the SEC on February 26, 2016, March 7, 2016, March 24, 2016 and May 27, 2016.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

$

Exelon Generation Company, LLC

$         2.950% Senior Notes due 2020

$                  % Senior Notes due 2022

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

J.P. Morgan

Morgan Stanley

Senior Co-Manager

KeyBanc Capital Markets

March     , 2017